Exhibit 10.3

CONTRIBUTION AGREEMENT

By and Between

PRIMEDIA, INC.,

INTELLICHOICE, INC.,

PRIMEDIA SPECIALTY GROUP INC.,

MCMULLEN ARGUS PUBLISHING INC.

and

AUTOMOTIVE.COM, INC.

Dated as of November 15, 2005

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS

1.1	Definitions
1.2	Index of Other Defined Terms

ARTICLE II. CONTRIBUTION OF ASSETS

2.1	Agreement to Contribute and Accept
2.2	Assumption of Liabilities

ARTICLE III. THE CLOSING

3.1	Closing and the Closing Date
3.2	Transferor Deliverables
3.3	Company Deliverables

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF TRANSFEROR

4.1	Organization and Authority of Transferor
4.2	Authorization of Agreement
4.3	No Conflicts
4.4	No Consents
4.5	Compliance with Laws
4.6	Litigation
4.7	No Brokers
4.8	Title to Assets
4.9	Intellectual Property
4.10	Contracts and Commitments
4.11	Permits
4.12	Insurance
4.13	Sufficiency of Assets
4.14	Condition of Personal Property
4.15	Investment Purpose
4.16	Transferor’s Examination
4.17	Transactions with Affiliates
4.18	Financial Statements

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

5.1	Organization of the Company
5.2	Authorization of Agreement
5.3	No Conflicts
5.4	No Consents
5.5	Shares Duly Authorized

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ARTICLE VI. FURTHER AGREEMENTS OF THE PARTIES

6.1	Expenses
6.2	Further Assurances
6.3	Correspondence
6.4	No Disclosure; Press Releases
6.5	Transfer Taxes
6.6	Transferred Employees

ARTICLE VII. INDEMNIFICATION

7.1	Survival
7.2	Indemnification by Transferor
7.3	Indemnification by the Company
7.4	Notice to the Indemnitor
7.5	Right of Parties to Settle or Defend
7.6	Settlement Proposals
7.7	Exclusive Remedy; No Special Damages
7.8	Reimbursement
7.9	Certain Adjustments

ARTICLE VIII. MISCELLANEOUS

8.1	Entire Agreement
8.2	Governing Law; Jurisdiction
8.3	Amendment; Waiver
8.4	Notices
8.5	Separability
8.6	Assignment and Binding Effect
8.7	No Benefit to Others
8.8	Counterparts
8.9	Interpretation
8.10	Disclosure
8.11	No Presumption

SCHEDULES

Schedule A	Contributed Assets

Schedule B	Excluded Assets

Schedule C	Transferred Employees

Transferor Disclosure Schedules

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CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT (this “Agreement”) is dated as of November 15, 2005, by and between PRIMEDIA, INC., a Delaware corporation (“Primedia”), INTELLICHOICE, INC., a California corporation (“IntelliChoice”), PRIMEDIA SPECIALTY GROUP INC., a Delaware corporation (“Primedia Specialty”), MCMULLEN ARGUS PUBLISHING INC., a Delaware corporation (“McMullen,” and together with Primedia, IntelliChoice and Primedia Specialty, “Transferor”), and AUTOMOTIVE.COM, INC., a Delaware corporation (the “Company”).

R E C I T A L S

WHEREAS, Transferor, the Company and the Stockholders (as defined therein) have entered into that certain Stock Purchase Agreement, dated of even date herewith (the “Stock Purchase Agreement”), pursuant to which the Stockholders of the Company are selling to Transferor for cash 10,493,930 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”);

WHEREAS, immediately after the closing of the transactions contemplated in the Stock Purchase Agreement, Transferor desires to contribute to the Company, and the Company desires to receive from the Transferor, the Contributed Assets (defined below) in exchange for the Company’s issuance to Transferor of 4,761,311 shares of newly issued Common Stock;

WHEREAS, immediately after the closing of the transactions contemplated in the Stock Purchase Agreement and this Agreement, Transferor shall own 80.1% of the outstanding capital stock of the Company;

WHEREAS, in connection with the transactions contemplated by the Stock Purchase Agreement, Transferor and the Company also are entering into that certain License Agreement (as defined herein) pursuant to which Transferor has agreed to license to the Company certain rights to use trademarks and editorial content of Transferor; and

WHEREAS, the parties desire to effect such contribution and share issuance and other related transactions pursuant to the terms and conditions set forth herein.

A G R E E M E N T

NOW, THEREFORE, in consideration of the premises, and the mutual representations, warranties, covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto intending to be legally bound by the terms hereof applicable to each of them, hereby agree as follows:

ARTICLE I.

DEFINITIONS

1.1           Definitions.  In addition to the terms defined elsewhere in this Agreement, the following capitalized terms shall have the following meanings when used herein:

“Affiliate” with respect to any Person, shall mean any other Person directly or indirectly controlling, controlled by or under common control with, such Person.  For purposes of this Agreement, “control” (including with correlative meanings, the terms “controlling,” “controlled by” or “under common control with”) as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise. Notwithstanding the foregoing, neither the Company nor Kohlberg Kravis Roberts & Co. shall be deemed to be an Affiliate of Transferor for purposes of this Agreement.

“Contract” means any agreement, contract, note, loan, evidence of indebtedness, purchase order, letter of credit, indenture, security or pledge agreement, undertaking, covenant not to compete, employment agreement, severance agreement, license, lease, instrument, obligation or commitment, whether oral or written.

“Contributed Assets”  shall mean all of the right, title and interest in and to all of the business, properties, assets, goodwill and rights of Transferor or any Affiliate of Transferor, whatever kind and nature, real, personal or mixed, tangible or intangible, wherever located, constituting the Contributed Business, other than the Excluded Assets, including without limitation each of the following:

(a)           all items identified on Schedule A attached hereto;

(b)           all rights and obligations under the Contributed Contracts;

(c)           all Contributed Intellectual Property;

(d)           all the business, properties, assets, goodwill and rights of IntelliChoice;

(e)           all insurance benefits, including all rights, claims and proceeds, actions and causes of action under any insurance policy or settlement with insurers, that provide coverage with the respect to the Contributed Assets;

(f)            all rights to causes of action, lawsuits, judgments, claims and demands of any nature, known or unknown, contingent or non-contingent, with respect to the ownership, use or function of any of the Contributed Assets, whether arising by way of counterclaim or otherwise;

(g)           all available supplies, art work, display units, telephone and fax numbers and purchasing records solely related to the Contributed Assets, other than the Licensed

Properties and all sales literature, promotional literature, customer, supplier and distribution lists primarily related to the Contributed Assets, other than the Licensed Properties; and

(h)           all rights under or pursuant to all warranties, representations and guarantees made by third parties primarily in connection with the Contributed Assets or services furnished to Transferor primarily affecting the Contributed Assets, to the extent such warranties, representations and guarantees are assignable.

“Contributed Business” means the automotive on-line operations of Transferor, which includes all operations of IntelliChoice and each of the operations of the Transferor-owned websites identified on Schedule 4.9(a) attached hereto.

“Contributed Contracts” means any Contract solely related to the ownership and operation of the Contributed Business in substantially the same manner as currently owned and operated.

“Excluded Assets” shall mean all of the right, title and interest in and to all of the assets of Transferor set forth on Schedule B attached hereto, all of which shall not be deemed at any time to be Contributed Assets.

“IntelliChoice” refers to IntelliChoice, Inc., a California corporation and wholly-owned subsidiary of Transferor.

“Liability” means, with respect to any Person, any liability, indebtedness, expense, guaranty, endorsement or obligation of or by such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.

“License Agreement” means that certain License Agreement, dated of even date herewith, by and among the Company, Transferor and certain Affiliates of Transferor, as the same may be modified and amended from time to time.

“Lien” includes any lien, claim, charge, encumbrance, mortgage, pledge or security interest of any kind.

“Permits” means all approvals, authorizations, certificates, consents, licenses, orders, franchises, qualifications, registrations and permits or other similar authorizations of a Governmental Authority (and any other Person) required under Applicable Law necessary for the operation of the Contributed Assets.

“Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Authority and other entity and group (which term shall include a “group” as such term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended).

“PP&E” shall mean property, plant, equipment and other tangible personal property, including all machinery, furniture, furnishings, vehicles, equipment, tools, office equipment, computer hardware, supplies, materials, parts and other items of tangible personal property, other than any of the foregoing that are included in the Excluded Assets.

“Shared Services Agreement” means that certain Shared Services Agreement, dated of even date herewith, by and among the Company and Primedia, as the same may be modified and amended from time to time.

“Stockholders Agreement”  means that certain Stockholders Agreement of Automotive.com, dated of even date herewith, by and among the Company, Transferor and the stockholders and optionholders of the Company identified therein, as the same may be modified and amended from time to time.

“Transferred Employees” shall mean those employees listed on Schedule C attached hereto, all of whom shall be treated in accordance with Section 6.6.

“Transfer Taxes” means all federal, state, local or foreign sales, use, transfer, real property transfer, mortgage recording, stamp duty, capital, value-added or similar taxes that may be imposed in connection with the direct or indirect transfer to the Company of the Contributed Assets or assumption of the Assumed Liabilities by the Company, together with any interest, additions to tax or penalties with respect thereto and any interest in respect of such additions to tax and penalties.

1.2           Index of Other Defined Terms.  In addition to those terms defined above, the following terms shall have the respective meanings given thereto in the sections indicated below:

Defined Term	Section

“Additional Agreements”	5.1

“Agreement”	Preamble

“Assumed Liabilities”	2.2

“Cap”	7.2(c)

“Claims”	7.2(a)

“Closing”	3.1

“Closing Date”	3.1

“Common Stock”	Recitals

“Company”	Preamble

Defined Term	Section

“Company Additional Agreements”	5.1

“Company Indemnified Party”	7.2(a)

“Contributed Contracts”	4.10(a)

“Contributed Intellectual Property”	4.9(a)

“Governmental Authority”	4.3

“Indemnitee”	7.4

“Indemnitor”	7.4

“Laws”	4.3

“Material Adverse Effect”	4.3

“Proposed Settlement”	7.6

“Shares”	2.1

“Stock Purchase Agreement”	Recitals

“Transaction Expenses”	6.1

“Transferor”	Preamble

“Transferor Additional Agreements”	4.1

“Transferor Disclosure Schedule”	Article IV

“Transferor Indemnified Party”	7.3(a)

ARTICLE II.

CONTRIBUTION OF ASSETS

2.1           Agreement to Contribute and Accept.  Upon the terms and subject to the conditions of this Agreement and in reliance upon the representations, warranties and agreements herein set forth, Transferor hereby conveys, transfers, assigns and delivers to the Company, and the Company hereby accepts from Transferor, all of Transferor’s right, title and interest in and to the Contributed Assets, free and clear of all Liens, in exchange for (i) the Company’s issuance to Transferor of 4,761,311 newly issued shares of Common Stock (such shares the “Shares”) and (ii) the assumption by the Company of the Assumed Liabilities as set forth in Section 2.2.

2.2           Assumption of Liabilities.  Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties and agreements herein set forth, the Company, effective as of the Closing, will assume any and all Liabilities (executory or otherwise) of Transferor that accrue or relate to the period after the Closing under any Contributed Contract (the “Assumed Liabilities”).  In the event that payment is received by Transferor as payment for the performance of services, which performance of services is an Assumed Liability hereunder, Transferor shall, or shall cause its respective Affiliates to, pay over to the Company the amounts so received in respect of such Assumed Liability.

EXCEPT FOR THE ASSUMED LIABILITIES WHICH ARE HEREBY EXPRESSLY ASSUMED, THE COMPANY DOES NOT ASSUME ANY LIABILITIES, DEBTS, OBLIGATIONS OR DUTIES OF TRANSFEROR OR ANY AFFILIATE OF TRANSFEROR (OTHER THAN THE COMPANY) OF ANY KIND OR NATURE WHATSOEVER.

ARTICLE III.

THE CLOSING

3.1           Closing and the Closing Date.  The closing (the “Closing”) of the transactions contemplated hereby shall occur on the date hereof (the “Closing Date”) at the offices of Latham & Watkins LLP located at 650 Town Center Drive, 20th Floor, Costa Mesa, California  92626, and shall be effective immediately after the effective time of the transactions contemplated in the Stock Purchase Agreement, unless another date, time or place is agreed to in writing by the parties hereto.

3.2           Transferor Deliverables.  Concurrent with the execution hereof, Transferor shall deliver to the Company the following:

(a)           duly executed assignment documents (including transfer documents for the Contributed Intellectual Property) necessary to transfer and convey ownership of the Contributed Assets to the Company;

(b)           such other instruments of sale, transfer, conveyance and assignment as the Company and its counsel may request; and

(c)           (i) a copy of resolutions adopted by the Board of Directors of Transferor authorizing the execution, delivery and performance of this Agreement and the Transferor’s Additional Agreements as applicable, and (ii) a certificate of a duly authorized officer of Transferor, dated the Closing Date, stating that such resolutions were duly adopted and are in full force and effect at such date, and setting forth the incumbency of each person executing this Agreement, or any document required by this Section 3.2 on behalf of Transferor.

3.3           Company Deliverables.  Concurrent with the execution hereof, the Company shall deliver to Transferor:

(a)           a certificate representing the Shares; and

(b)           (i) a copy of resolutions adopted by the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement and the Company’s Additional Agreements as applicable, and (ii) a certificate of a duly authorized officer of the Company, dated the Closing Date, stating that such resolutions were duly adopted and are in full force and effect at such date, and setting forth the incumbency of each person executing this Agreement, or any document required by this Section 3.3 on behalf of the Company.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF TRANSFEROR

Transferor has delivered to the Company a disclosure schedule with numbered sections corresponding to the relevant sections in this Agreement (the “Transferor Disclosure Schedule”), a copy of which is attached hereto.  Transferor represents and warrants to the Company as follows:

4.1           Organization and Authority of Transferor.  Transferor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the full corporate power and authority to enter into this Agreement and the other agreements and instruments referred to in this Agreement that Transferor is executing and delivering (the “Transferor’s Additional Agreements”) and to carry out the transactions contemplated hereby and thereby.

4.2           Authorization of Agreement.  The execution, delivery and performance by Transferor of this Agreement and Transferor’s Additional Agreements and the consummation by Transferor of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action of Transferor.  This Agreement and Transferor’s Additional Agreements have been duly executed and delivered by Transferor and constitute legal, valid and binding obligations of Transferor, enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the rights of creditors generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing.

4.3           No Conflicts.  Neither the execution, delivery or performance of this Agreement or any of Transferor’s Additional Agreements, nor the consummation by Transferor of the transactions contemplated hereby or thereby, nor compliance by Transferor with the terms and provisions hereof or thereof, will, directly or indirectly (with or without notice or lapse of time or both), (i) conflict with the Certificate of Incorporation or By-Laws of Transferor, as amended to date, (ii) conflict with, or result in the breach or termination of, or constitute a default under (or with notice or lapse of time or both, result in the breach or termination of or constitute a default under) or result in the termination or suspension of, or accelerate the performance required by the terms, conditions or provisions of, any note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument to which Transferor is a party or by which Transferor is bound, (iii) constitute a violation by any Transferor of any law, statute, rule, regulation, ordinance, order, ruling, writ, judgment, injunction or decree (collectively, “Laws”)

of any foreign or domestic federal, state or local legislative, judicial, executive or other governmental authority (“Governmental Authority”) applicable to Transferor or the Contributed Assets or (iv) result in the creation of any Lien upon any of the Contributed Assets; except, in the case of clauses (ii) and (iii) above, for such conflicts, defaults, breaches, terminations, suspensions, acceleration of performance or violations which, taken as a whole, would not have a Material Adverse Effect or a material adverse effect on Transferor’s ability to consummate the transactions contemplated by this Agreement and Transferor’s Additional Agreements.  A “Material Adverse Effect” shall mean a material adverse effect on the business, assets or condition (financial or otherwise) of Transferor, excluding any such effects arising out of or resulting from changes in the general economy (including those arising from acts of war or terrorism) or the reaction of employees, suppliers or customers to (i) Transferor’s entering into this Agreement, (ii) the announcement thereof or (iii) the consummation of the transactions contemplated hereby.

4.4           No Consents.  No order, permission, consent, approval, license, authorization, registration, or validation of, or filing with, or notice to, or exemption by, any Governmental Authority is required to authorize, or is required in connection with, the execution, delivery or performance by Transferor of this Agreement or any of Transferor’s Additional Agreements.

4.5           Compliance with Laws.  The Contributed Business is in material compliance with all applicable Laws.

4.6           Litigation.  Except as set forth on Schedule 4.6 of the Transferor Disclosure Schedule, there are no material actions, suits, inquiries, proceedings or investigations pending or, to the Transferor’s knowledge, expressly threatened to be instituted by any third party before any court or other Governmental Authority against Transferor that relates to or involves any Contributed Assets or the Contributed Business.

4.7           No Brokers.  There is no obligation or liability, contingent or otherwise, for brokers’ or finders’ fees or commissions in connection with the transactions contemplated by this Agreement for which the Contributed Business is liable.

4.8           Title to Assets.  Transferor has, and at the Effective Time the Company shall acquire, good, valid and transferable title to all of the Contributed Assets, in each case, free and clear of all Liens.

4.9           Intellectual Property.

(a)           Schedule 4.9(a) of the Transferor Disclosure Schedule contains a complete and correct list and description (including the record owners and identifying numbers) of (i) all Internet domain names used or held for us in the Contributed Business and (ii) all computer source code, executable code, data, databases and related documentation used solely in the Contributed Business, and all registered patents, trademarks, copyrights and all existing and pending applications with respect to the foregoing (together with any unregistered copyrights and renewals, extensions, reissuances, continuations, revisions and reexaminations of any of the foregoing, the “Contributed Intellectual Property”).

(b)           There are no proceedings pending or, to the Transferor’s knowledge, threatened against Transferor that directly challenge, and no express claim or demand by any person or entity has been made to or upon Transferor that directly challenges, the rights of Transferor in respect of any Contributed Intellectual Property.

(c)           No Contributed Intellectual Property owned by Transferor (i) is subject to any outstanding order, ruling, judgment, decree or stipulation by or with any Governmental Authority, or any express and enforceable contract, agreement, commitment or undertaking with any person or entity, restricting the scope or use of any such Contributed Intellectual Property, or (ii) to Transferor’s knowledge, infringes or misappropriates the rights of any other person or entity, or (iii) to Transferor’s knowledge, is being infringed or misappropriated by any other person or entity.

(d)           Except as set forth in the License Agreement, Transferor has not granted any material license (other than such licenses and permissions for one-time or other limited use granted in the ordinary course of business) to any person or entity to use any of the Contributed Intellectual Property owned or otherwise used by Transferor.

4.10         Contracts and Commitments.

(a)           Schedule 4.10(a) of the Transferor Disclosure Schedule attached hereto (as supplemented within 10 calendar days of the Closing Date) lists all Contributed Contracts that involve the receipt of revenue or require the expenditure of more than One Hundred Thousand Dollars ($100,000) in any consecutive twelve-month period (the “Contributed Contracts”).

(b)           Transferor is not in default, and to the Transferor’s knowledge, there is no basis for any claim of default, under any of the Contributed Contracts.  To the Transferor’s knowledge, all of the Contributed Contracts are in full force and effect and are valid, binding and enforceable in accordance with their respective terms.  Except as provided in those agreements identified on Schedule 4.10(b) of the Transferor Disclosure Schedule, no consent by, notice to or approval from any Person is required under any of the Contributed Contracts as a result of the assignment of the Contributed Contracts to the Company or the consummation of the other transactions contemplated by this Agreement.

(c)           Except for Print Ad Sales Services (as defined in the Shared Services Agreement), Schedule 4.10(c) attached hereto lists all revenue generating agreements entered into by Primedia or its Affiliates that are shared among various Primedia business units, including, without limitation, the Contributed Business (collectively, the “Shared Revenue-Generating Contracts”).  All such Shared Revenue-Generating Contracts have been entered into in the ordinary course of business.  Transferor is not in default, and to the Transferor’s knowledge, there is no basis for any claim of default, under any of the Shared Revenue-Generating Contracts.  To the Transferor’s knowledge, all of the Shared Revenue-Generating Contracts are in full force and effect and are valid, binding and enforce-able in accordance with their respective terms.  Notwithstanding anything herein, at no time shall any Shared Revenue Generating Contracts be deemed Contributed Assets.

4.11         Permits.  No Permit is necessary for the ownership, operation and use of the Contributed Assets in substantially the same manner as currently owned, operated and used.

4.12         Insurance.  Schedule 4.12 of the Transferor Disclosure Schedule contains a list and brief description of all policies or binders of insurance held by or on behalf of Transferor and providing coverage for any of the Contributed Assets (in each case specifying the insurer, the amount of coverage and the type of insurance).

4.13         Sufficiency of Assets.  The Contributed Assets, the Licensed Properties (as defined in the License Agreement), and the assets used for the provision of services pursuant to the Shared Services Agreement collectively constitute all of the properties, assets and rights used or held for use in connection with, and necessary and sufficient for, the operation of the Contributed Business as presently conducted.

4.14         Condition of Personal Property.  Each item of PP&E constituting a Contributed Asset has been maintained in accordance with Transferor’s customary practices and is in good operating condition and repair, normal wear and tear excepted, is suitable for immediate use and is free from any latent or patent defects.

4.15         Investment Purpose.

(a)           Transferor is an “accredited investor” (as defined in Rule 501 of the 1933 Act) acquiring the Shares for its own account for investment purposes and not with a view toward distribution or re-sale in violation of the 1933 Act or any other applicable securities laws, rules or regulations.

(b)           Transferor acknowledges that none of the Shares have been registered under federal law or qualified under state law, but rather have been offered for sale in accordance with certain exemptions under applicable law, and that the Shares may not be resold by it unless they are subsequently registered or qualified under applicable law, or an exemption from such registration and qualification is then available.

4.16         Transferor’s Examination.  Transferor acknowledges and agrees that no representation or warranty has been or is being made by the Company, except as expressly set forth in this Agreement and no representation or warranty is being made by the Company as to the future operations, results, budgets or prospects of the Company.

4.17         Transactions with Affiliates.  Other than as set forth on Schedule 4.16 of the Transferor Disclosure Schedule, in the License Agreement and in the Shared Services Agreement, there are no material services currently being provided to the Contributed Business by Transferor, or any Affiliate thereof, that are material to the Contributed Business.

4.18         Financial Statements.  Attached as Schedule 4.18 of the Transferor Disclosure Schedule are: (a) the unaudited statement of income for the Contributed Business for the nine-month period ended September 30, 2005 and (b) the unaudited statement of Assets and Liabilities for the Contributed Business as of September 30, 2005 (collectively, the “Financial Statements”).  The Financial Statements have been prepared from books and records maintained by Transferor consistent with past practice.  Except as set forth on Schedule 4.18(a), the Financial Statements (i) fairly present, in all material respects, the consolidated financial condition of the Contributed Business for the period and as of the date indicated and the results of operations for the period then ended and (ii) have been prepared in accordance with GAAP.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Transferor as follows:

5.1           Organization of the Company.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the full corporate power and authority to enter into this Agreement and the other agreements and instruments referred to in this Agreement that the Company is executing and delivering (the “Company’s Additional Agreements,” and, together with the Transferor’s Additional Agreements, the “Additional Agreements”), and to carry out the transactions contemplated hereby and thereby.

5.2           Authorization of Agreement.  The execution, delivery and performance by the Company of this Agreement and the Company’s Additional Agreements and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action of the Company.  This Agreement and the Company’s Additional Agreements have been duly executed and delivered by the Company and constitute legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the rights of creditors generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing.

5.3           No Conflicts.  Neither the execution, delivery or performance of this Agreement or any of the Company’s Additional Agreements, nor the consummation by the Company of the transactions contemplated hereby or thereby, nor compliance by the Company with the terms and provisions hereof or thereof will: (i) conflict with the Certificate of Incorporation or Bylaws of the Company; (ii) conflict with, or result in the breach or termination of, or constitute a default (or with notice or lapse of time or both, constitute a default) under or result in the termination or suspension of, or accelerate the performance required by any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument to which the Company is a party or by which the Company is bound; or (iii) constitute a violation by the Company of any Law of any Governmental Authority applicable to the Company.

5.4           No Consents.  No order, permission, consent, approval, license, authorization, registration, or validation of, or filing with, or notice to, or exemption by, any Governmental Authority is required to authorize, or is required in connection with, the execution, delivery or performance by the Company of this Agreement or any of the Company’s Additional Agreements.

5.5           Shares Duly Authorized.  All of the Shares to be issued to Transferor pursuant to this Agreement, when issued and delivered in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable.

ARTICLE VI.

FURTHER AGREEMENTS OF THE PARTIES

6.1           Expenses.  Transferor and the Company shall bear their own respective expenses incurred in connection with the negotiation and preparation of this Agreement, the Additional Agreements and the consummation and performance of the transactions contemplated hereby and thereby and in connection with all obligations required to be performed by each of them under this Agreement and the Additional Agreements (collectively, the “Transaction Expenses”), except as otherwise may be provided herein.

6.2           Further Assurances.  Each of Transferor and the Company shall execute such documents and other papers and take such further actions as the other party may reasonably request in order to carry out the provisions hereof and the transactions contemplated hereby, including, without limitation, to obtain any consents from any party to any Contributed Contract which is required in connection with the transactions contemplated hereby, provided that such obligation shall not require expenditure of money by the Company or Transferor.

6.3           Correspondence.  Each party will promptly remit to the other party any correspondence received by it which properly belongs to any other party.

6.4           No Disclosure; Press Releases.

(a)           Each of Transferor and the Company agrees that it shall not make any public announcement or issue any press release in connection with the transactions contemplated hereby, except (i) as provided in Section 6.4(b) or (ii) if Transferor or the Company (x) is ordered to make such disclosure by a court of competent jurisdiction or (y) is advised by legal counsel that such disclosure is required under applicable Laws or the rules and regulations of any stock exchange upon which Transferor’s securities are traded, in which case the party making the required disclosure shall inform the other party as to the timing and contents of such disclosure prior to making such disclosure.

(b)           Each of Transferor and the Company shall not issue any press release in connection with the transactions contemplated hereby, without prior approval of the other party.  Any subsequent press release or public announcement made by either party hereto after approval of a press release shall be consistent with (including in scope) the mutually agreed upon press release or releases.

6.5           Transfer Taxes.  The Company, on the one hand, and Transferor, on the other hand, shall each pay half of any state or local sales, transfer or like taxes payable in connection with the transactions contemplated pursuant to this Agreement; including, without limitation, any stock transfer or stamp taxes in respect of the issuance of the Shares.

6.6           Transferred Employees.  Schedule 6.6 sets forth the title, salary and name of each employee of the Contributed Business (each a “Transferred Employee” and collectively the “Transferred Employees”).  From the date hereof through December 31, 2005 (the “Transition Period”), each of the Transferred Employees shall perform services for the Company but shall remain employees of Primedia.  The Company shall be responsible for reimbursing Primedia for the costs of all salary, commission, benefits and the Company’s share of obligations with respect to employment-related taxes (including, without limitation, FICA, Medicare and state and federal unemployment), for to such Transferred Employees accrued during the period from November 15, 2005 through December 31, 2005 (collectively, the “Transferred Employee Costs”).  Subject to Section 6.7 below, Primedia shall invoice the Company on December 31, 2005 for all such Transferred Employee Costs and such invoice shall be due upon receipt.  Effective January 1, 2006, the Company shall hire the Transferred Employees, other than those Transferred Employees who the Chief Executive Officer of the Company indicates shall not be hired by the Company pursuant to a written notice provided to Primedia no later than December 15, 2005.  For purposes of clarity, the Company shall not assume any liability with respect to the Transferred Employees relating to any period prior to January 1, 2006 other than the obligation to reimburse Primedia for the Transferred Employee Costs.  Primedia shall be solely responsible for all bonuses in accordance with Primedia’s standard policies.  The Company shall have no obligation with respect to any bonuses for Transferred Employees for the year ended December 31, 2005.

6.7           Working Capital Funds.  Premedia agrees that it shall pay for all expenses incurred by the Company in the ordinary course by the Contributed Assets, as the business of Contributed Assets is currently conducted, during the one month period following the Closing Date.

ARTICLE VII.

INDEMNIFICATION

7.1           Survival.  The covenants, representations and warranties of the Transferor, on the one hand, and the Company, on the other hand, shall survive the Closing Date until the twelve (12) month anniversary of the Closing Date, other than (i) the representations and warranties in Sections 4.1 (Organization and Authority of Transferor), 4.2 (Authorization of Agreement), 5.1 (Organization of the Company) and 5.2 (Authorization of Agreement), all of which shall survive indefinitely, (ii) any covenants and agreements on the part of the Company or Transferor, as applicable, set forth herein to be performed at and after the Closing Date and having no specified term shall survive indefinitely and (iii) any covenants and agreements on the part of the Company or Transferor, as applicable, set forth herein to be performed at and after the Closing Date and having a specified term shall survive until the end of such specified term.  The expiration of any covenant, representation or warranty shall have no effect on the continued validity of any claim if written notice was given in accordance with this Article VII before the date of such expiration.

7.2           Indemnification by Transferor.

(a)           Subject to the provisions of this Article VII, Transferor shall indemnify, defend and hold harmless the Company and its respective officers, directors, employees, agents and representatives (each a “Company Indemnified Party”) from, against and in respect of any and all damages, losses, charges, claims, penalties, liabilities, demands, actions, suits, costs and expenses (including, without limitation, all fines, interest, amounts paid in settlement and reasonable legal fees and expenses) (collectively, the “Claims”), that arise from or relate or are attributable to (i) any breach by Transferor of any representation or warranty made by Transferor under Article IV hereof, (ii) any breach of any covenant or agreement on the part of Transferor set forth in this Agreement or in any of the Transferor’s Additional Agreements and (iii) any liability or obligation to brokers retained by the Company in connection with the transactions contemplated by this Agreement.

(b)           Notwithstanding the foregoing, Transferor shall not have any liability to indemnify any Company Indemnified Party on account of any Claim or series of related Claims pursuant to clauses (i) and (ii) of Section 7.2(a) unless and until and only to the extent that the aggregate liability of Transferor in respect of such Claims, when aggregated with the liability in respect of all such other Claims made pursuant to clauses (i) and (ii) of Section 7.2(a), amounts to more than $250,000, whereupon Transferor shall be liable to pay such amounts due pursuant to clauses (i) and (ii) of Section 7.2(a) only in excess thereof.

(c)           The maximum aggregate liability of Transferor for any and all Claims under clauses (i) and (ii) of Section 7.2(a) shall not exceed $10,000,000 in the aggregate (the “Cap”).

7.3           Indemnification by the Company.

(a)           Subject to the provisions of this Article VII, the Company shall indemnify, defend and hold harmless Transferor and its respective officers, directors, employees, agents and representatives (each a “Transferor Indemnified Party”) from, against and in respect of any and all Claims that arise from or relate or are attributable to (i) any breach by the Company of any representation or warranty made by the Company under Article V hereof, (ii) any breach of any covenant or agreement on the part of the Company set forth in this Agreement or in any of Company’s Additional Agreements and (iii) any liability or obligation to brokers retained by Purchaser in connection with the transactions contemplated by this Agreement.

(b)           The maximum aggregate liability of the Company for any and all Claims under clause (i) of Section 7.3(a) shall not exceed $10,000,000 in the aggregate.

7.4           Notice to the Indemnitor.  Promptly after the assertion of any claim by a third party or occurrence of any event which may give rise to a claim for indemnification from an indemnifying party (the “Indemnitor”) under this Article VII, an indemnified party (the “Indemnitee”) shall notify the Indemnitor in writing of such claim.  The Indemnitor shall then have thirty (30) days to advise the Indemnitee whether the Indemnitor accepts the defense of such claim and the Indemnitor shall have no obligation to the Indemnitee for legal fees incurred by the Indemnitee before or after the date of any assumption of the defense by the Indemnitor.  The Indemnitor shall in no way be liable to the Indemnitee for any claim not presented to the Indemnitor by the Indemnitee for a defense within thirty (30) days of the claim being presented in writing to the Indemnitee by the party making the claim.

7.5           Right of Parties to Settle or Defend.  If the Indemnitor determines to accept the defense of such claim, the Indemnitee shall have the right to be represented by its own counsel at its own expense, its participation to be subject to reasonable direction of the Indemnitor, and the Indemnitee shall provide all requested waivers and authorities for the Indemnitor to act on behalf of the Indemnitee.  If the Indemnitor fails to undertake the defense of or settle or pay any such third party claim within thirty (30) days after the Indemnitee has given written notice to the Indemnitor of the claim, or if the Indemnitor, after having given such notification to the Indemnitee, fails within thirty (30) days to defend, settle or pay such claim, then the Indemnitee may take any and all necessary action to dispose of such claim; provided, however, that in no event shall the Indemnitee settle such claim without the prior consent of the Indemnitor.

7.6           Settlement Proposals.

(a)           In the event the Indemnitee desires to settle any third-party claim the defense of which has not been assumed by the Indemnitor, the Indemnitee shall advise the Indemnitor in writing of the amount it proposes to pay in settlement thereof (the “Proposed Settlement”).  The Indemnitor shall have twenty (20) days after the Indemnitor’s receipt of the notice of the Proposed Settlement to advise the Indemnitee whether it accepts the Proposed Settlement.  If the Indemnitor notifies the Indemnitee that it accepts the Proposed Settlement or does not deliver such notice within twenty (20) days after receipt of notice from the Indemnitee, the Indemnitee may offer the Proposed Settlement to the third party making the claim.  If, after approval by the Indemnitor, the Proposed Settlement is not accepted by the party making such claim, any new Proposed Settlement figure which the Indemnitee may wish to present to the party making such claim shall again first be presented to the Indemnitor in accordance with the provisions of this Section 7.6.

(b)           Except as provided in the immediately following sentence, the Indemnitor may settle such third-party claim that it has agreed to accept the defense of on any terms which it may deem reasonable.  In the event the Indemnitor desires to settle such third-party claim, the Indemnitor shall not, without the Indemnitee’s prior written consent, (i) settle or compromise such proceeding, claim or demand, or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnitee of a written release from all liability in respect of such proceeding, claim or demand or (ii) settle or compromise any such proceeding, claim or demand, in any manner that may materially adversely affect the Indemnitee.

7.7           Exclusive Remedy; No Special Damages.

(a)           The indemnification obligations of this Article VII shall be the sole and exclusive remedy for all claims for breach of any representation, warranty, covenant or agreement under this Agreement, and no other remedy shall be had in contract, tort or otherwise.

(b)           No Indemnitee shall have any right to seek indemnification hereunder, for any Claims for consequential, incidental, special, exemplary, punitive, indirect or multiple damages, including lost profits, connected with or resulting from any breach of this Agreement, or actions undertaken in connection with or related hereto, including any such Claims which are based upon breach of contract, tort, breach of warranty, strict liability, statute, operation of law or any other theory of recovery.

7.8           Reimbursement.  At the time the amount of any liability on the part of the Indemnitor under this Article VII is determined (which, in the case of payments to third persons, shall be the earlier of (i) the date of such payments by the Indemnitee and (ii) the date that a court of competent jurisdiction shall enter a final judgment, order or decree (after exhaustion of appeal rights) establishing such liability), the Indemnitor shall, within thirty (30) days after receipt of notice from the Indemnitee, pay to the Indemnitee the amount of the indemnity claim.

7.9           Certain Adjustments.  The parties agree that any indemnification payments made pursuant to this Agreement shall be treated for Tax purposes as an adjustment to the purchase price paid for the Shares, unless otherwise required by applicable law.  Such payments shall be reduced to take account of any actual Tax benefits realized by the Company Indemnified Party arising from the incurrence or payment of the indemnifiable Claim by the Indemnitee.  In addition, such payments shall be net of any amounts actually recovered by the Indemnitee under insurance policies with respect to such payments.

ARTICLE VIII.

MISCELLANEOUS

8.1           Entire Agreement.  This Agreement (together with the Schedules and Exhibits hereto and the Additional Agreements contains, and is intended as, a complete statement of all of the terms of the arrangements between the parties with respect to the matters provided for herein, and supersedes any previous agreements and understandings between the parties with respect to those matters.

8.2           Governing Law; Jurisdiction.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the state of New York.  Transferor and the Company hereby irrevocably submit to the jurisdiction of any United States Federal Court (or, if such court shall not have jurisdiction, any New York State Court) sitting in New York City (and any appellate court therefrom) over any action or proceeding arising out of or relating in any manner (whether in contract, tort or otherwise) to this Agreement.  Each of Transferor and the Company hereby irrevocably waives any objection that it may have to venue and the defense of an inconvenient forum to the maintenance of such action or proceeding.

8.3           Amendment; Waiver.  No provision of this Agreement may be amended or modified except by an instrument or instruments in writing signed by the parties hereto. Any party may waive compliance by another with any of the provisions of this Agreement.  No waiver of any provision hereof shall be construed as a waiver of any other provision or subsequent breach.  Any waiver must be in writing.  The failure of any party hereto to enforce at any time any provision hereof shall not be construed to be a waiver of such provision or to affect in any way the validity hereof or any part hereof or the right of any party thereafter to enforce each and every such provision.

8.4           Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally, mailed by registered mail, return receipt requested, sent by documented overnight delivery service or, to the extent receipt is confirmed, by facsimile to the parties at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

If to the Transferor, to it at:

PRIMEDIA, Inc.
745 Fifth Avenue
New York, NY 10151
Attention: Sheila Spence
Phone: (212) 745-0100
Fax: (212) 745-0645

With a copy to:

PRIMEDIA, Inc.
745 Fifth Avenue
New York, NY 10151
Attention: General Counsel
Phone: (212) 745-0100
Fax: (212) 745-0131

If to the Company at:

Automotive.com, Inc.
230 Commerce
Irvine, CA 92602
Attention: Joshua Speyer
Phone: (714) 389-5015
Fax: (714) 389-5064

With a copy to:

Latham & Watkins LLP
650 Town Center Drive
Suite 2000
Costa Mesa, CA 92626
Attention: R. Scott Shean
Phone:	(714) 540-1235
Fax:	(714) 755-8290

8.5           Separability.  If any provision of this Agreement is held by any court of competent jurisdiction to be illegal, invalid or unenforceable, such provision shall be of no force and effect, but the illegality, invalidity or unenforceability shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

8.6           Assignment and Binding Effect.  Neither party hereto may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other party hereto.  All of the terms and provisions of this Agreement shall be binding on, and shall inure to the benefit of, the respective legal successors and permitted assigns of the parties.

8.7           No Benefit to Others.  The representations, warranties, covenants and agreements contained in this Agreement and the Additional Agreements are for the sole benefit of the parties hereto and thereto and their respective successors and permitted assigns and shall not be construed as conferring and are not intended to confer any rights on any other persons.

8.8           Counterparts.  This Agreement may be executed by facsimile in two (2) or more counterparts, each of which shall be deemed an original, and each party thereto may become a party hereto by executing a counterpart hereof.  This Agreement and any counterpart so executed shall be deemed to be one and the same instrument.

8.9           Interpretation.  Article titles, headings to sections and the table of contents are inserted for convenience of reference only and are not intended to be a part or to affect the meaning or interpretation hereof.  The Schedules referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.  The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in any schedule hereto is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no party hereto shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in a Schedule is or is not material for purposes hereof.  As used herein, “include”, “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import; “writing”, “written” and comparable terms refer to printing, typing, lithography and other means of reproducing words in a visible form; references to a person are also to its successors and permitted assigns; “hereof”, “herein”, “hereunder” and comparable terms refer to the entirety hereof and not to any particular article, section or other subdivision hereof or attachment hereto; references to any gender include references to the plural and vice versa;

references to this Agreement or other documents are as amended or supplemented from time to time; references to “Article”, “Section” or another subdivision or to an attachment or “Schedule” are to an article, section or subdivision hereof or an attachment or “Schedule” hereto; references to “generally accepted accounting principles” shall mean generally accepted accounting principles in the United States.

8.10         Disclosure.  Any representation made “to the knowledge of Transferor” or “to Transferor’s knowledge” shall mean to the knowledge of the persons listed on Schedule 8.10, respectively, attached hereto.

8.11         No Presumption.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective duly authorized representatives as of the day and year first above written.

THE COMPANY:

AUTOMOTIVE.COM, INC.

By:	/s/ Joshua Speyer
Name:	Joshua Speyer
Title:	President, Chief Executive Officer and Secretary

Signature Page to Contribution Agreement

TRANSFEROR:

PRIMEDIA, INC.

By:	/s/ Christopher A. Fraser
Name:	Christopher A. Fraser
Title:	Senior Vice President

INTELLICHOICE, INC.

By:	/s/ Christopher A. Fraser
Name:	Christopher A. Fraser
Title:	Senior Vice President

PRIMEDIA SPECIALTY GROUP INC.

By:	/s/ Christopher A. Fraser
Name:	Christopher A. Fraser
Title:	Senior Vice President

MCMULLEN ARGUS PUBLISHING INC.

By:	/s/ Christopher A. Fraser
Name:	Christopher A. Fraser
Title:	Senior Vice President